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                  ASSIGNMENT AGREEMENT AND COVENANT NOT TO SUE


         THIS ASSIGNMENT AGREEMENT AND COVENANT NOT TO SUE ("Agreement") is entered into this 16th day of March, 2001, by and between CYNTECH TECHNOLOGY, INC., a Utah corporation (hereinafter referred to as "Cyntech"), and TEX-OIL LIMITED PARTNERSHIP, a limited partnership registered under the laws of the state of Nevada (hereinafter referred to as "Tex-Oil"), upon the following:

                                    Premises:

         During March and April 1999, through Christopher Bromley, Cyntech engaged a number of companies to provide financial, strategic planning, investor relations and related services (the "Consultants"). Each of the companies was either owned by Bromley or introduced to Cyntech by him. Mr. Bromley may have controlled or had previous business relationships with the companies that he introduced to Cyntech. Under each of these consulting relationships, Cyntech was obligated to pay a specified fee for defined services. As an accommodation to Cyntech and at Cyntech's request, Tex-Oil guaranteed the obligation to pay the fees to the Consultants under these agreements. Each of these guarantees was secured by a block of Cyntech's common stock owned by Tex-Oil. Those shares pledged as collateral were delivered to a custodian acting on behalf of the Consultants, which had the contractual right to sell the shares upon Cyntech's failure to pay timely the consulting fee. Although the agreements only required the delivery of a total of 4,800,000 shares as collateral, Tex-Oil actually delivered 5,000,000 shares. Cyntech understood that it would be obligated to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of Cyntech's obligation.

         The following table sets forth details respecting these consulting arrangements:

                                                                        Agreement     Consulting     Shares Pledged
    Name of Consultant               Services to be Provided               Date           Fee         as Collateral
    ------------------               -----------------------               ----           ---         -------------
Kit Bromley & Co., Inc.     Business development services and            04/03/99     $  600,000(1)     2,500,000
                            activities, including creation of an
                            advanced business plan and necessary
                            studies

California Business         Corporate   investigations,    background    04/17/99        200,000          800,000
Intelligence                checks, due diligence  investigations and
                            security analysis

The Challenge, Ltd., Inc.   Marketing, distribution, strategic           03/09/99         350,000       1,500,000
                                                                                     ------------       ---------
                            development, and agency and
                            representation services within Latin
                            America
Total                                                                                 $1,150,000        4,800,000(2)
                                                                                      ==========        =========

---------------------
(1) The promissory note evidencing Cyntech's obligation for this consulting fee has an incorrect principal amount of $625,000.
(2) Although the agreements provide for a total pledge of 4,800,000 shares, Tex-Oil actually delivered a total of 5,000,000 shares as collateral.

         In all instances, Cyntech and Tex-Oil believe the Consultants did not provide the agreed services, or may have advanced certain third-party costs, but Cyntech was unable to pay the fee due. In other instances, Cyntech believes that the consulting services were not provided, but the Consultants asserted that the services had been provided and that the fee was due and payable. In any event, the custodian delivered to the Consultants all 5,000,000 shares that had been pledged as collateral by Tex-Oil. Tex-Oil contested the validity of the delivery of the collateral shares to the Consultants. In June 2000, Cyntech reviewed the above agreements and determined to terminate all of such relationships on the basis that each of the Consultants had materially breached its agreement. Cyntech advised each of the Consultants named above that (a) such Consultant had not provided the services as required under its consulting agreement; (b) Cyntech believed it owed no fees whatsoever to the Consultant; (c) the Consultants were to return to Tex-Oil, the pledgor, all of the shares of common stock pledged as collateral and retained by the Consultant's custodian; (d) stop transfer instructions were being lodged against the certificates representing all shares pledged as collateral; and (e) if all pledged shares could not be returned, a full accounting of the shares sold and the application of the proceeds must be provided, both to Tex-Oil and to Cyntech. In addition, Cyntech joined with Tex-Oil in placing stop transfer instructions with Cyntech's registrar and transfer agent against registration of transfer of certificates representing the shares pledged as collateral.

         Each of the pledge agreements in the above relationships provided that the Consultant was required to pay to Tex-Oil, the guarantor, all proceeds from the sale of the shares pledged as collateral in excess of the amount due and owing under the related consulting agreement. Notwithstanding Cyntech's requests, the Consultants have failed and refused to account for the proceeds from any of their sales of securities pledged by Tex-Oil or to specify the number of shares sold. Of the total 5,000,000 shares delivered as collateral, 4,400,000 shares were tendered for registration of transfer. In the face of the stop transfer instructions that had been placed against such stock, in January 2001, Cyntech's stock transfer agent deposited 1,500,000 of such shares with the Third Judicial District Court, Salt Lake County, Utah, in an interpleader action for determination of rights to the stock by the respective parties. Of the remaining shares, 600,000 shares were transferred to third parties prior to the stop transfer notice and apparently sold. A portion of such proceeds may have been used to pay third-party costs on Cyntech's behalf.

         Cyntech believes it has suffered substantial but unliquidated damages as a result of the Consultants' breach of their consulting arrangements. Under Cyntech's obligation to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of Cyntech's obligation, Cyntech believes that it may have been obligated to replace the 600,000 shares that the Consultants have not accounted for, to reimburse the value of any consulting services actually provided, and to reimburse reasonable, authorized costs actually paid to third parties on Cyntech's behalf, estimated not to exceed $50,000.00.

         Cyntech desires to concentrate its limited resources on its core business, and so desires to enter into this agreement with Tex-Oil under which Cyntech assigns to Tex-Oil all of its rights to any and all damages for the Consultants' breach of the consulting agreements and agrees to reimburse Tex-Oil for actual losses, net of any recoveries of damages from the Consultants, not to exceed $300,000, payable at Cyntech's election in either cash or 600,000 shares of Cyntech's common stock valued at the greater of $0.50 per share or the market price of Cyntech's stock at the time of payment. In turn, Tex-Oil desires to release Cyntech from any further liability under Cyntech's obligation to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of Cyntech's obligation.

                                   Agreement:

         NOW, THEREFORE, upon these premises, which are incorporated herein by reference, and for and in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

         1. Reimbursement to Tex-Oil. Cyntech agrees that it will reimburse Tex-Oil for its actual losses related to the pledge of shares to the Consultants on Cyntech's behalf, net of any recovery from Bromley and the Consultants, not to exceed $300,000. This reimbursement shall not be made until any action taken by Tex-Oil is fully and finally resolved or the any such action by Tex-Oil against Bromley and the Consultants has not been initiated and such action is barred by the applicable statute of limitations for Cyntech and Tex-Oil's claims against Bromley and the Consultants. The reimbursement shall be payable at Cyntech's election in either cash or up to 600,000 shares of Cyntech's common stock valued at the greater of $0.50 per share or the market price of Cyntech's stock at the time of payment.

         2. Assignment of Claims. Cyntech does hereby assign, transfer, convey, and set over unto Tex-Oil any and all claims, demands, debts, contracts, actions, or causes of action of any kind or nature whatsoever against the Bromley and the Consultants, whether known or unknown, suspected or unsuspected, and in whatever legal theory or form, at law or in equity, that Cyntech may now have or may hereafter accrue, arising from, out of, or in any way connected with the Consultants and the consulting agreements, together with all related negotiations, courses of dealing, representations, expectations, agreements, arrangements, or transactions related thereto or any act, failure to act, statement, or omission in connection therewith, with full power and authority in the name, place, and stead of Cyntech or otherwise, to sue for and collect the same.

         3. Assertion of Claims against Bromley and the Consultants. Tex-Oil hereby agrees to assert the assigned claim, in conjunction with Tex-Oil's own claims arising out of the same or similar facts and circumstances, and to obtain such recovery, award, remedy, or relief in cash, in kind, or otherwise, as Tex-Oil may, in its sole discretion, deem appropriate. In asserting such claims against Bromley and the Consultants, Tex-Oil may, but shall not be required to, take any specific action or initiate any specific litigation, but shall assert and pursue such claims using its commercially reasonable best efforts.

         4. Matter of Common Interest. The parties agree that this Agreement, the underlying subject matter, and the resulting assertion of claims against Bromley and the Consultants are matters of common interest, and the parties intend that the lawyer-client privilege apply to the fullest extent permissible under Rule 504 of the Utah Rules of Evidence or the appropriate source of privilege in any other relevant jurisdiction. The parties hereby covenant and agree to assert the privilege whenever available, so as to protect the privilege to the fullest extent permissible.

         5. Information to Cyntech. From time to time as material events occur in asserting claims against Bromley and the Consultants, Tex-Oil shall advise Cyntech of the substance and nature thereof, either by periodic, written, summary reports or by providing a copy of relevant correspondence, notices, pleadings, or other matters. Tex-Oil shall notify Cyntech of the commencement of any lawsuit or proceeding asserting such claim, enclosing a copy of the complaint or other pleading initiating such matter. Notwithstanding the foregoing, Tex-Oil shall not be liable for any failure of advice or notice to Cyntech under this paragraph unless Cyntech can show that it was not otherwise aware of the substance or matter to which such notice would have related and was materially prejudiced by Tex-Oil's failure to give such notice or advice.

         6. Right to Participate. In the event that Tex-Oil brings any action, suit, or proceeding against Bromley, the Consultants, or any other party to assert the assigned claim, Cyntech shall be entitled to participate in and, to the extent that it shall wish, join with Tex-Oil to assume the maintenance of such action with counsel selected by Cyntech. In such circumstance, Tex-Oil shall not be liable to Cyntech for any legal or other expenses incurred by it. Cyntech shall have the right to employ its counsel in any such action or proceeding, but the fees and expenses of such counsel shall be at the expense of Cyntech, unless Tex-Oil has authorized the employment of counsel by Cyntech in writing.

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

         7. Cyntech's Participation and Support. Cyntech shall cooperate fully, as and to the extent reasonably requested by Tex-Oil, in connection with the assertion or maintenance of any of the assigned claims against Bromley, the Consultants, or any other party, including any litigation or other proceeding. Such cooperation shall include the provision of appropriate further instruments of assignment, powers of attorney, or similar authorizations, the retention and provision of records and information that are reasonably relevant to any of the assigned claims, and making employees available on a mutually convenient basis to provide additional information, examination, and testimony. Cyntech shall retain all books and records respecting the assigned claims and shall give Tex-Oil reasonable, written notice prior to transferring, destroying, or discarding any such books and records prior to the expiration of the applicable statute of limitations for the initiation of litigation to assert the assigned claims or the settlement or conclusion of any related litigation, whichever shall occur last. Cyntech shall pay its own expenses incurred in compliance with this paragraph.

         8. Cyntech Covenant Not To Sue. Cyntech hereby covenants and agrees on behalf of itself and its successors and assigns that it will not at any time, directly or indirectly, initiate, maintain, or prosecute, or in any way knowingly aid in the initiation, maintenance, or prosecution, of any claim, demand, or cause of action, at law, in equity, or otherwise, against Tex-Oil, including all of its future, present, and former employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, managers, partners, predecessors, successors and assigns, subsidiary corporations and companies, parent corporations and companies, and all related corporate and company divisions for any claim, damage, loss, or injury of any kind arising at any time prior to and including the date of this Agreement. In furtherance of this covenant, Cyntech agrees that, except as may be required by an order of any court or governmental agency having jurisdiction, it will not make available to any third party any evidence, documents, or other information or materials in its possession or under its care, custody, or control, or in the possession, custody, or under the control of its counsel, that in any way relate to Cyntech's relationship, course of dealing, or agreements with Tex-Oil. In any event, Cyntech shall notify Tex-Oil within two days after receipt of any request from any third party for any such evidence, documents, or other information or materials so that Tex-Oil may protect its interests hereunder.

         9. Tex-Oil Covenant Not To Sue. Tex-Oil covenants and agrees on behalf of itself and its successors and assigns that it will not at any time, directly or indirectly, initiate, maintain, or prosecute, or in any way knowingly aid in the initiation, maintenance, or prosecution, of any claim, demand, or cause of action, at law, in equity, or otherwise, against Cyntech, including its future, present, and former agents, representatives, consultants, attorneys, fiduciaries, servants, partners, predecessors, successors, and assigns for any claim, damage, loss, or injury of any kind arising at any time prior to and including the date of this Agreement. In furtherance of this covenant, Tex-Oil agrees that, except as may be required by an order of any court or governmental agency having jurisdiction, it will not make available to any third party any evidence, documents, or other information or materials in its possession or under its care, custody, or control, or in the possession, custody, or under the control of its counsel, that in any way relate to Tex-Oil's relationship, course of dealing, or agreements with Cyntech. In any event, Tex-Oil shall notify Cyntech within two days after receipt of any request from any third party for any such evidence, documents, or other information or materials so that Cyntech may protect its interests hereunder.

         10. Additional Documentation. At the request of Tex-Oil, Cyntech shall execute and deliver to Tex-Oil a short-form assignment of its claims as contemplated by paragraph 1 above or such other documents or instruments as Tex-Oil may reasonably request to confirm and evidence the conveyance to Tex-Oil of the claims of Cyntech against Bromley and the Consultants and the authority of Tex-Oil to assert such claims against Bromley and the Consultants in the name, place, and stead of Cyntech.

         11. Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or on the following day if delivered by overnight courier service, or on the fifth day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

         If to Tex-Oil, to:                 4305 Derbyshire Trace, SE
                                            Conyers, Georgia  30094-4258 USA

         If to Cyntech, to:                 4305 Derbyshire Trace, SE
                                            Conyers, GA  30094-4258 USA
                                            Telecopy No.:  (770) 760-7789

or such other addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first above written.

                                           TEX-OIL LIMITED PARTNERSHIP, lp


                                           By /s/ Veda Meyer
                                              -------------------------------
                                                Its duly authorized officer

                                           CYNTECH TECHNOLOGIES, INC.


                                           By /s/ R. Frank Meyer
                                              -------------------------------
                                                Its duly authorized officer

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